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                     CONSECO, INC. AND SUBSIDIARIES
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                                                                     Exhibit 12.2


 Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends
                    for Which Conseco is Directly Liable
           for the years ended December 31, 1994, 1993 and 1992
                           (Dollars in millions)

                                                                 1994       1993       1992
                                                                 ----       ----       ----
Pretax income from operations:
      Net income                                                $150.4     $297.0     $169.5
      Add income tax expense                                      34.3      146.6       93.1
      Add extraordinary charge on extinguishment of debt           4.0       11.9        5.3
      Less equity in undistributed earnings of CCP               (23.8)     (36.6)     (15.8)
      Less equity in undistributed earnings of WNC               (37.2)       -           -
      Less equity in undistributed earnings of BLH               (51.6)     (49.4)        -
      Less equity in undistributed earnings of  Statesman         (1.6)       -           -
      Less Conseco's equity in undistributed earnings
        of Partnership I                                           -          -        (19.8)
      Less equity in undistributed earnings of Life Re             -          -        (11.3)
                                                               ------      ------     ------
           Pretax income                                         74.5       369.5      221.0
                                                               ------      ------     ------
Add fixed charges:
    Interest expense on annuities and financial products         13.8       372.0      377.0
    Interest expense on long-term debt for which Conseco is
      directly liable, including amortization                    19.7        22.3       22.4
    Interest expense on investment borrowings                     1.0         6.6        7.0
    Other                                                          .9          .6         .8
    Portion of rental(1)                                          2.6         2.0        2.0
                                                               ------      ------     ------
           Fixed charges                                         38.0       403.5      409.2
                                                               ------      ------     ------
           Adjusted earnings                                   $112.5      $773.0     $630.2
                                                               ======      ======     ======
           Ratio of earnings to fixed charges                   2.96X       1.92X      1.54X
                                                                =====       =====      =====
           Ratio of earnings to fixed charges, excluding
              interest on annuities and financial products      4.08X      12.73X      7.86X
                                                                =====       =====      =====
    Fixed charges                                               $38.0      $403.5     $409.2
    Add dividends on preferred stock (multiplied by the
      rate of pretax income to income before minority
      interest and extraordinary charge)                         22.8        30.3        8.8
                                                               ------      ------     ------
           Adjusted fixed charges                                60.8       433.8      418.0
                                                               ------      ------     ------
           Adjusted earnings                                   $112.5      $773.0     $630.2
                                                               ======      ======     ======
           Ratio of earnings to fixed
              charges and preferred dividends                   1.85X       1.78X      1.51X
                                                                =====       =====      =====
           Ratio of earnings to fixed charges and
              preferred dividends, excluding interest
              on annuities and financial products               2.10X       6.49X      6.18X
                                                                =====       =====      =====
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
   (1)  Interest portion of rental is assumed to be 33 percent.
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